UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 18, 2015 (February 13, 2015)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75-153 Merle Drive, Suite B, Palm Desert, CA 92211	92211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	800-284-3898

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 13, 2015, the Company, (“Surge”) concluded a best efforts capital funding agreement with Omega Capital Street, LLC (“Omega Capital”) whereby Omega Capital will provide $50,250,000 in funding to Surge for the direct capitalization of its international oil and gas projects currently targeted in offshore West Africa, East and West Texas and Colombia/South America.

The agreement provides that Omega Capital will utilize its capital markets platform to fund $50,250,000 to Surge in two tranches: $5,250,000 from a 2-year participation financing term loan and the remaining $45,000,000 through a 5-year revolving line of credit loan at 10% interest. Initial compensation to Omega Capital for due diligence, legal and compliance fees is $50,000 immediately payable in cash and 2,000,000 Surge common shares (not to exceed 9.99% ownership) due upon successful funding of first tranche. Success fees include 5% cash compensation upon successful funding to Surge as well as equity participation with Surge not to exceed 50 million Surge common shares (not to exceed a 9.99% ownership percentage of Surge), and a 10% revenue participation after expenses effective when the first tranche (2-year participation financing term loan) is paid by Surge to Omega Capital. Initial funding is targeted for 30 days with the full credit facility in place within 60-90 days. Effective term of the agreement is 12 months and may be extended by mutual agreement of the parties.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC.,
a Delaware corporation

Date: February 18, 2015	By:	/s/ Clark Morton
Clark Morton,
Chief Executive Officer

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